Exhibit 99.1

Phillips Edison & Company Reports Third Quarter 2020 Results

Third quarter rent and recovery collections totaled 94% of monthly billings

Monthly distribution to resume in January 2021 at an annualized rate of $0.34 per share

Company intends to repurchase up to 4.5 million shares of common stock at $5.75 per share in December 2020

CINCINNATI -- November 9, 2020 - Phillips Edison & Company, Inc. (“PECO”, the “Company”, “we”, “our”, or “us”), an internally-managed real estate investment trust (“REIT”) and one of the nation’s largest owners and operators of grocery-anchored shopping centers, reported net income of $13.4 million and $18.2 million for the three- and nine-month periods ended September 30, 2020, respectively.

Third Quarter 2020 Highlights (vs. Third Quarter 2019)
•Same-center net operating income (“NOI”) decreased 4.1% to $83.5 million
•Rent and recovery collections totaled 94% of monthly billings for the quarter
•Leased portfolio occupancy totaled 95.3%, an increase from 95.0% at September 30, 2019
•Executed 230 leases (new, renewal, and options) totaling 1.3 million square feet compared to 246 leases totaling 1.4 million square feet
•Comparable new lease spreads were 8.2% and comparable renewal lease spreads were 4.1%
•Core funds from operations (“Core FFO”) increased 1.1% to $59.7 million; Core FFO per diluted share was unchanged at $0.18
•Net debt to Adjusted EBITDAre was 7.0x at September 30, 2020, compared to 7.2x at December 31, 2019
•Subsequent to the quarter’s end, the PECO Board of Directors declared the December 2020 distribution at an annualized rate of $0.34 per share
•Subsequent to the quarter’s end, the Company announced it intends to launch a tender offer repurchasing up to 4.5 million shares of common stock at $5.75 per share in December 2020

Nine Months Ended September 30, 2020 Highlights (vs. Nine Months Ended September 30, 2019)
•Same-center NOI decreased 2.3% to $249.7 million
•Executed 613 leases (new, renewal, and options) totaling 3.6 million square feet compared to 775 leases (new, renewal, and options) totaling 3.5 million square feet
•Comparable new lease spreads were 9.7% and comparable renewal lease spreads were 7.4%
•Core FFO increased 1.1% to $171.6 million; Core FFO per diluted share decreased to $0.51 from $0.52

Management Commentary
“Demand for well-located grocery-anchored retail space rebounded during the third quarter of 2020, as our leasing activity approached our 2019 levels,” said Jeff Edison, chairman and chief executive officer of PECO. “Because of the outdoor nature of our neighborhood shopping centers and the resilience of our neighbors, over 98% are open for business, as our neighbors and their customers adjust to this COVID-19 impacted environment.”
“Our portfolio and our business strategy are proving their strength during these challenging times, as illustrated by our 94% collection rate for the quarter. We know distributions are a critical attribute of this investment and are pleased that our Board of Directors has authorized the reinstatement of our distribution at an annualized rate of $0.34 per share for December 2020.

Exhibit 99.1
“Additionally, we also understand there is significant stockholder demand for liquidity, yet the current market conditions do not allow for a successful full-cycle liquidity event given that our public peers’ equity is trading at an average of 41% below their net asset value per share. We continue to be focused on adding long-term stockholder value and delivering full-cycle liquidity at an attractive price. That said, in order to meet the need of our stockholders who seek immediate liquidity, we plan to launch a tender offer at $5.75 per share. This fixed tender price reflects a discount from our estimated value per share that is similar to the current discount to net asset value seen in the stock prices of our publicly traded peers.”

Collection Details
The table below outlines PECO’s collections for the second and third quarter of 2020 as well as the month of October 2020, calculated as a percentage of monthly billings to neighbors for rent and recoverable expenses (includes pro rata ownership through the Company’s joint ventures):

Rent and recoveries collected(1)
Q2 2020	90%
Q3 2020	94%
October 2020	94%
(1)Collections include monthly billings for rent and recoverable expenses that were received through November 4, 2020.

Three and Nine Months Ended September 30, 2020 Financial Results
Net Income (Loss)
For the third quarter of 2020, net income totaled $13.4 million, or $0.04 per diluted share, compared to a net loss of $29.7 million, or $0.09 per diluted share, for the third quarter of 2019.
For the nine months ended September 30, 2020, net income totaled $18.2 million, or $0.05 per diluted share, compared to a net loss of $77.7 million, or $0.24 per diluted share, for the first nine months of 2019.
The improvement in both periods was driven by a decrease in non-cash impairments of real estate and other assets, lower interest expense resulting from lower interest rates, and lower general and administrative expenses stemming from a reduction in headcount, executive and director compensation reductions, and lower performance-based compensation. The decreases were partially offset by lower rent and recovery collections and an increase in rent and recovery billings that are estimated to be uncollectible as a result of the COVID-19 pandemic.

FFO as Defined by the National Association of Real Estate Investment Trusts (“Nareit”)
For the third quarter ended September 30, 2020, FFO attributable to stockholders and convertible noncontrolling interests increased 1.8% to $57.4 million from $56.4 million during the third quarter of 2019. FFO attributable to stockholders and convertible noncontrolling interests per diluted share was unchanged at $0.17.
This increase was primarily attributable to expense reduction initiatives to lessen the economic impact of the COVID-19 pandemic, as well as the absence of impairments when compared to the third quarter of 2019.
For the nine months ended September 30, 2020, FFO attributable to stockholders and convertible noncontrolling interests increased 9.4% to $175.6 million, or $0.53 per diluted share, from $160.6 million, or $0.49 per diluted share, during the nine months ended September 30, 2019.
This improvement was driven by lower non-cash impairments and other non-recurring charges as compared to 2019, along with items previously discussed for net income (loss).

Core FFO
For the third quarter of 2020, Core FFO increased 1.1% to $59.7 million compared to $59.0 million during the same year-ago period. Core FFO per diluted share remained steady at $0.18.
For the first nine months of 2020, Core FFO increased 1.1% to $171.6 million, or $0.51 per diluted share, compared to $169.7 million, or $0.52 per diluted share, during the same year-ago period.
These results were driven by the aforementioned expense reduction initiatives and lower interest expense, partially offset by the decline in NOI due to the impact of the pandemic.

Exhibit 99.1
Same-Center NOI
For the third quarter of 2020, same-center NOI decreased 4.1% to $83.5 million compared to $87.1 million during the third quarter of 2019.
For the nine months ended September 30, 2020, same-center NOI decreased 2.3% to $249.7 million compared to $255.6 million during the same period in 2019.
The decline in both periods was largely due to lower rent and recovery collections and an increase in rent and recovery billings that are estimated to be uncollectible as a result of the COVID-19 pandemic.

Three and Nine Months Ended September 30, 2020 Portfolio Overview
Portfolio Statistics
At quarter-end, PECO’s wholly-owned portfolio consisted of 283 properties, totaling approximately 31.7 million square feet, located in 31 states. This compares to 294 properties, totaling approximately 33.2 million square feet, located in 32 states as of September 30, 2019.
Leased portfolio occupancy was 95.3%, an improvement from 95.0% at September 30, 2019. Anchor occupancy increased to 98.3% from 98.1% at September 30, 2019, while in-line occupancy increased to 89.5% from 89.2% at September 30, 2019. These increases were driven by strong leasing activity during Q4 2019 and Q1 2020, before the COVID-19 pandemic. Leased portfolio occupancy accounts for all neighbors under an active lease.

Leasing Activity
During the third quarter of 2020, 230 leases (new, renewal and options) were executed totaling approximately 1.3 million square feet. This compared to 246 leases executed totaling approximately 1.4 million square feet during the third quarter of 2019.
Comparable rent spreads during the quarter, which compare the percentage increase (or decrease) of new or renewal leases to the expiring lease of a unit that was occupied within the past 12 months, were 8.2% for new leases, 4.1% for renewal leases (excluding options), and 5.0% combined (new and renewal leases).
During the first nine months of 2020, 613 leases (new, renewal and options) were executed totaling approximately 3.6 million square feet. This compared to 775 leases executed totaling approximately 3.5 million square feet during the same year-ago period.
Comparable rent spreads during the first nine months of 2020 were 9.7% for new leases, 7.4% for renewal leases (excluding options), and 7.8% combined (new and renewal leases).

Disposition & Acquisition Activity
During the quarter, the Company sold two properties, generating $22.5 million in proceeds. In the near term, disposition proceeds are expected to be used to fund tax-efficient acquisitions and to help preserve liquidity during the current economic uncertainty. The Company acquired one shopping center for $18.6 million during the third quarter.
During the nine months ended September 30, 2020, six properties were sold, generating $48.3 million in proceeds. During the same period, the Company acquired land that was previously subject to a ground lease, one shopping center, and an outparcel adjacent to one of its shopping centers.
The pace of dispositions and acquisitions is being impacted by the current economic environment resulting from the COVID-19 pandemic.

Balance Sheet Highlights at September 30, 2020
At quarter-end, PECO had approximately $490 million of borrowing capacity available on its $500 million revolving credit facility, net of outstanding letters of credit.
Net debt to total enterprise value (“TEV”) was 43.8% at September 30, 2020, compared to 39.5% at December 31, 2019. This increase was solely driven by the change in the estimated value per share of PECO’s common stock, as net debt decreased by $129.1 million from December 31, 2019.
Net debt to adjusted earnings before interest, taxes, depreciation, and amortization for real estate (“EBITDAre”) annualized was 7.0x at September 30, 2020, compared to 7.2x at December 31, 2019.

Exhibit 99.1
At September 30, 2020, the Company's outstanding debt had a weighted-average interest rate of 3.1%, a weighted-average maturity of 4.3 years, and 75.1% of its total debt was fixed-rate debt. This compared to a weighted-average interest rate of 3.4%, a weighted-average maturity of 5.0 years, and 89.4% fixed-rate debt at December 31, 2019.

Distributions
On November 4, 2020, PECO’s Board of Directors reinstated distributions for December 2020 to stockholders of record at the close of business on December 28, 2020 equal to a monthly amount of $0.02833333 per share, or $0.34 on an annualized basis. Operating partnership unit (“OP Unit”) holders will receive distributions at the same rate as common stockholders, subject to required tax withholding.
The December 2020 distribution is expected to be made on January 7, 2021. Future distributions are not guaranteed; however, the Board intends to evaluate distributions on a monthly basis throughout 2021.
Additionally, the Dividend Reinvestment Plan (“DRIP”) has been reinstated by the Board effective January 7, 2021. Stockholders participating in the DRIP will reinvest their monthly distributions at the current estimated value per share (“EVPS”) of $8.75, starting with the upcoming distribution on January 7, 2021.
To date, the Company has distributed over $1.3 billion to its stockholders and OP Unit holders in the form of monthly distributions.

Tender Offer
PECO intends to commence a voluntary fixed price tender offer on November 10, 2020 (the “Tender Offer”) for up to 4.5 million shares, or approximately $26 million, of its outstanding common stock at $5.75 per share.

This price is 34% lower than the Company’s current EVPS of $8.75, reflecting, among other factors, the Board of Directors’ acknowledgment that the share prices of the Company’s publicly-traded shopping center REIT peers have declined significantly below their respective estimated net asset values, primarily as a result of the ongoing market uncertainty caused by the COVID-19 pandemic. As of October 30, 2020, the publicly traded equity of these peers was trading at an average discount to net asset value of 41%, and a median discount to net asset value of 39%, according to S&P Global Market Intelligence. Similarly, PECO’s shares of common stock have traded at a significant discount to its current EVPS in secondary market transactions reported by third parties. For example, during the six-month period ended October 31, 2020, approximately 67,000 shares were sold through a secondary market maker at an average price per share of $5.27. However, given the current economic climate, market prices are highly volatile as seen by market dynamics this week related to the timing of a potential vaccine for COVID-19. Accordingly, while the Board has approved the Tender Offer, the Board makes no recommendation to stockholders as to whether to tender or refrain from tendering their shares.

If more than 4.5 million shares are properly tendered and not properly withdrawn, PECO will purchase the shares on a pro rata basis. In that case, shares that are not purchased will be returned to stockholders.

The Tender Offer will expire at 5:00 p.m. Eastern time on December 15, 2020, unless extended or withdrawn by PECO. The Tender Offer will not be conditional upon any minimum number of shares being tendered. The Tender Offer will, however, be subject to other conditions, and PECO will reserve the right, subject to applicable laws, to withdraw or amend the Tender Offer if, at any time prior to the payment of deposited shares, certain events occur.

This Tender Offer has not yet commenced. This press release is not a recommendation, an offer to purchase, or a solicitation of an offer to sell shares of the Company. The Company expects to file with the Securities and Exchange Commission (“SEC”) a tender offer statement on Schedule TO and related exhibits, including an offer to purchase, a related letter of transmittal, and other related documents (the “Tender Offer Documents”).

Notice of the Tender Offer will be sent by mail to all stockholders and OP Unit holders. Equity holders may obtain full copies of the Tender Offer Documents from the Company, without charge, by contacting the Information Agent for the Tender Offer, Georgeson LLC, at 866-296-5716. The Tender Offer Documents will also be available at www.phillipsedison.com/investors, or on the SEC’s website at www.sec.gov. Equity holders should read these documents and related exhibits, as the documents contain important information about the Company’s Tender Offer.

Questions regarding the Tender Offer can be directed to the Company’s Information Agent for the Tender Offer, Georgeson LLC, at 866-296-5716.

The PECO Board of Directors intends to consider periodic tender offers going forward, with pricing and terms subject to market conditions.

Exhibit 99.1

Share Repurchase Program (“SRP”) - Death, Qualifying Disability, and Determination of Incompetence (“DDI”)
Effective January 2021, the Company expects to recommence repurchases under the DDI portion of its amended and restated SRP. The first redemption under the program is expected to take place at the end of January 2021 and continue monthly thereafter.
Qualifying repurchase requests under the amended and restated SRP are projected to be made at the current tender offer price of $5.75.
The deadline for monthly repurchases is expected to be the business day before the fifth business day prior to month end. The standard portion of the SRP remains inactive and such repurchase requests will not be accepted. For more information, including forms, please visit www.phillipsedison.com/investors or call 888-518-8073.
Stockholder Update Call
Chairman and Chief Executive Officer Jeff Edison, President Devin Murphy, and Chief Financial Officer John Caulfield will host a conference call on Thursday, November 12, 2020, at 1:00 p.m. Eastern Time addressing the Company’s Q3 2020 results and recent developments. Following management’s prepared remarks, there will be a question and answer session where questions may be submitted via the webcast interface during the call.
    Date: Thursday, November 12, 2020
    Time: 1:00 p.m. Eastern Time
    Webcast link: https://services.choruscall.com/links/peco200813.html
    U.S. listen-only: 888-346-2646
Replay: A webcast replay will be available approximately one hour after the conclusion of the presentation at http://investors.phillipsedison.com/event-calendar
Submit questions in advance of the call: InvestorRelations@phillipsedison.com
The conference call and accompanying slide presentation containing financial information can be accessed by visiting the Events and Presentations page on the Company’s website at http://investors.phillipsedison.com/event-calendar.
Interested parties can access the conference call via online webcast or by telephone. If dialing in, please call the conference telephone number fifteen minutes prior to the start time and an operator will register your name and organization. Participants should ask to join the Phillips Edison & Company call.
For more information on the Company’s third quarter 2020 results, please refer to the Company’s Form 10-Q for the quarter ended September 30, 2020, which will be filed with the SEC and available on the SEC’s website at www.sec.gov.

Exhibit 99.1
PHILLIPS EDISON & COMPANY, INC.
CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2020 AND DECEMBER 31, 2019
(Condensed and Unaudited)
(In thousands, except per share amounts)

	September 30, 2020	December 31, 2019
ASSETS
Investment in real estate:
Land and improvements	$1,547,154	$1,552,562
Building and improvements	3,220,949	3,196,762
In-place lease assets	441,670	442,729
Above-market lease assets	65,637	65,946
Total investment in real estate assets	5,275,410	5,257,999
Accumulated depreciation and amortization	(892,090)	(731,560)
Net investment in real estate assets	4,383,320	4,526,439
Investment in unconsolidated joint ventures	39,575	42,854
Total investment in real estate assets, net	4,422,895	4,569,293
Cash and cash equivalents	103,910	17,820
Restricted cash	32,888	77,288
Goodwill	29,066	29,066
Other assets, net	133,014	128,690
Real estate investment and other assets held for sale	—	6,038
Total assets	$4,721,773	$4,828,195

LIABILITIES AND EQUITY
Liabilities:
Debt obligations, net	$2,319,003	$2,354,099
Below-market lease liabilities, net	105,223	112,319
Earn-out liability	22,000	32,000
Derivative liabilities	60,615	20,974
Deferred income	14,092	15,955
Accounts payable and other liabilities	93,187	124,054
Total liabilities	2,614,120	2,659,401
Equity:
Preferred stock, $0.01 par value per share, 10,000 shares authorized, zero shares issued and
outstanding at September 30, 2020 and December 31, 2019	—	—
Common stock, $0.01 par value per share, 1,000,000 shares authorized, 290,466 and 289,047
shares issued and outstanding at September 30, 2020 and December 31, 2019, respectively	2,905	2,890
Additional paid-in capital (“APIC”)	2,796,655	2,779,130
Accumulated other comprehensive loss (“AOCI”)	(55,630)	(20,762)
Accumulated deficit	(980,534)	(947,252)
Total stockholders’ equity	1,763,396	1,814,006
Noncontrolling interests	344,257	354,788
Total equity	2,107,653	2,168,794
Total liabilities and equity	$4,721,773	$4,828,195

Exhibit 99.1
PHILLIPS EDISON & COMPANY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019
(Condensed and Unaudited)
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenues:
Rental income	$123,298	$132,715	$367,418	$390,605
Fees and management income	2,581	2,766	7,506	9,078
Other property income	816	528	2,334	1,676
Total revenues	126,695	136,009	377,258	401,359
Operating Expenses:
Property operating	20,835	23,296	62,226	67,095
Real estate taxes	17,282	18,016	50,847	53,294
General and administrative	9,595	11,537	30,141	38,287
Depreciation and amortization	56,095	58,477	168,692	179,020
Impairment of real estate assets	—	35,710	—	74,626
Total operating expenses	103,807	147,036	311,906	412,322
Other:
Interest expense, net	(20,388)	(25,309)	(65,317)	(76,151)
Gain on disposal of property, net	10,734	5,048	8,616	10,903
Other income (expense), net	196	1,561	9,565	(1,476)
Net income (loss)	13,430	(29,727)	18,216	(77,687)
Net (income) loss attributable to noncontrolling interests	(1,646)	3,850	(2,251)	10,045
Net income (loss) attributable to stockholders	$11,784	$(25,877)	$15,965	$(67,642)
Earnings per common share:
Net income (loss) per share attributable to stockholders - basic and diluted	$0.04	$(0.09)	$0.05	$(0.24)

Exhibit 99.1
Non-GAAP Disclosures
Same-Center Net Operating Income
We present Same-Center NOI as a supplemental measure of our performance. We define NOI as total operating revenues, adjusted to exclude non-cash revenue items, less property operating expenses and real estate taxes. For the three and nine months ended September 30, 2020 and 2019, Same-Center NOI represents the NOI for the 276 properties that were wholly-owned and operational for the entire portion of both comparable reporting periods. We believe Same-Center NOI provides useful information to our investors about our financial and operating performance because it provides a performance measure of the revenues and expenses directly involved in owning and operating real estate assets and provides a perspective not immediately apparent from net income (loss). Because Same-Center NOI excludes the change in NOI from properties acquired or disposed of after December 31, 2018, it highlights operating trends such as occupancy levels, rental rates, and operating costs on properties that were operational for both comparable periods. Other REITs may use different methodologies for calculating Same-Center NOI, and accordingly, our Same-Center NOI may not be comparable to other REITs.
Same-Center NOI should not be viewed as an alternative measure of our financial performance as it does not reflect the operations of our entire portfolio, nor does it reflect the impact of general and administrative expenses, depreciation and amortization, interest expense, other income (expense), or the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties that could materially impact our results from operations.
Funds from Operations and Core Funds from Operations
FFO is a non-GAAP performance financial measure that is widely recognized as a measure of REIT operating performance. The National Association of Real Estate Investment Trusts (“Nareit”) defines FFO as net income (loss) computed in accordance with GAAP, excluding gains (or losses) from sales of property and gains (or losses) from change in control, plus depreciation and amortization, and after adjustments for impairment losses on real estate and impairments of in-substance real estate investments in investees that are driven by measurable decreases in the fair value of the depreciable real estate held by the unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. We calculate FFO Attributable to Stockholders and Convertible Noncontrolling Interests in a manner consistent with the Nareit definition, with an additional adjustment made for noncontrolling interests that are not convertible into common stock.
Core FFO is an additional performance financial measure used by us as FFO includes certain non-comparable items that affect our performance over time. We believe that Core FFO is helpful in assisting management and investors with the assessment of the sustainability of operating performance in future periods. We believe it is more reflective of our core operating performance and provides an additional measure to compare our performance across reporting periods on a consistent basis by excluding items that may cause short-term fluctuations in net income (loss). To arrive at Core FFO, we adjust FFO attributable to stockholders and convertible noncontrolling interests to exclude certain recurring and non-recurring items including, but not limited to, depreciation and amortization of corporate assets, changes in the fair value of the earn-out liability, amortization of unconsolidated joint venture basis differences, gains or losses on the extinguishment or modification of debt, other impairment charges, and transaction and acquisition expenses.
FFO, FFO Attributable to Stockholders and Convertible Noncontrolling Interests, and Core FFO should not be considered alternatives to net income (loss) under GAAP, as an indication of our liquidity, nor as an indication of funds available to cover our cash needs, including our ability to fund distributions. Core FFO may not be a useful measure of the impact of long-term operating performance on value if we do not continue to operate our business plan in the manner currently contemplated.
Accordingly, FFO, FFO Attributable to Stockholders and Convertible Noncontrolling Interests, and Core FFO should be reviewed in connection with other GAAP measurements, and should not be viewed as more prominent measures of performance than net income (loss) or cash flows from operations prepared in accordance with GAAP. Our FFO, FFO Attributable to Stockholders and Convertible Noncontrolling Interests, and Core FFO, as presented, may not be comparable to amounts calculated by other REITs.
Earnings Before Interest, Taxes, Depreciation, and Amortization for Real Estate and Adjusted EBITDAre
We have included the calculation of EBITDAre to better align with publicly traded REITs. Additionally, we believe that, as another important earnings metric, it is a useful indicator of our ability to support our debt obligations. Nareit defines EBITDAre as net income (loss) computed in accordance with GAAP before (i) interest expense, (ii) income tax expense, (iii) depreciation and amortization, (iv) gains or losses from disposition of depreciable property, and (v) impairment write-downs of depreciable property. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect EBITDAre on the same basis.
Adjusted EBITDAre is an additional performance measure used by us as EBITDAre includes certain non-comparable items that affect our performance over time. To arrive at Adjusted EBITDAre, we exclude certain

Exhibit 99.1
recurring and non-recurring items from EBITDAre, including, but not limited to: (i) changes in the fair value of the earn-out liability; (ii) other impairment charges; (iii) amortization of basis differences in our investments in our unconsolidated joint ventures; and (iv) transaction and acquisition expenses.
We use EBITDAre and Adjusted EBITDAre as additional measures of operating performance which allow us to compare earnings independent of capital structure, determine debt service and fixed cost coverage, and measure enterprise value. EBITDAre and Adjusted EBITDAre should not be considered as alternatives to net income (loss), as an indication of our liquidity, nor as an indication of funds available to cover our cash needs, including our ability to fund distributions. Accordingly, EBITDAre and Adjusted EBITDAre should be reviewed in connection with other GAAP measurements, and should not be viewed as more prominent measures of performance than net income (loss) or cash flows from operations prepared in accordance with GAAP. Our EBITDAre and Adjusted EBITDAre, as presented, may not be comparable to amounts calculated by other REITs.

Exhibit 99.1
The table below compares Same-Center NOI (in thousands):

	Three Months Ended September 30,		Favorable (Unfavorable)		Nine Months Ended September 30,		Favorable (Unfavorable)
	2020	2019(1)	$ Change	% Change	2020	2019	$ Change	% Change
Revenues:
Rental income(1)	$86,574	$89,281	$(2,707)		$261,061	$268,046	$(6,985)
Tenant recovery income	29,964	31,425	(1,461)		88,283	87,369	914
Other property income	786	493	293		2,243	1,549	694
Total revenues	117,324	121,199	(3,875)	(3.2)%	351,587	356,964	(5,377)	(1.5)%
Operating expenses:
Property operating expenses	16,865	16,940	75		51,681	50,979	(702)
Real estate taxes	16,975	17,167	192		50,161	50,417	256
Total operating expenses	33,840	34,107	267	0.8%	101,842	101,396	(446)	(0.4)%
Total Same-Center NOI	$83,484	$87,092	$(3,608)	(4.1)%	$249,745	$255,568	$(5,823)	(2.3)%
(1)Excludes straight-line rental income, net amortization of above- and below-market leases, and lease buyout income.
Below is a reconciliation of Net Income (Loss) to NOI for our real estate investments and Same-Center NOI (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019(1)	2020	2019(1)
Net income (loss)	$13,430	$(29,727)	$18,216	$(77,687)
Adjusted to exclude:
Fees and management income	(2,581)	(2,766)	(7,506)	(9,078)
Straight-line rental income(2)	(1,800)	(2,573)	(3,164)	(7,105)
Net amortization of above- and below-market leases	(811)	(1,042)	(2,394)	(3,266)
Lease buyout income	(664)	(632)	(972)	(1,088)
General and administrative expenses	9,595	11,537	30,141	38,287
Depreciation and amortization	56,095	58,477	168,692	179,020
Impairment of real estate assets	—	35,710	—	74,626
Interest expense, net	20,388	25,309	65,317	76,151
Gain on disposal of property, net	(10,734)	(5,048)	(8,616)	(10,903)
Other (income) expense, net	(196)	(1,561)	(9,565)	1,476
Property operating expenses related to fees and management income	1,058	2,328	2,586	5,154
NOI for real estate investments	83,780	90,012	252,735	265,587
Less: Non-same-center NOI(3)	(296)	(2,920)	(2,990)	(10,019)
Total Same-Center NOI	$83,484	$87,092	$249,745	$255,568
(1)Certain prior period amounts have been reclassified to conform with current year presentation.
(2)Excludes straight-line rent adjustments for neighbors deemed to be non-creditworthy.
(3)Includes operating revenues and expenses from non-same-center properties which includes properties acquired or sold and corporate activities.

Exhibit 99.1
The following table presents our calculation of FFO, FFO Attributable to Stockholders and Convertible Noncontrolling Interests, and Core FFO and provides additional information related to our operations (in thousands, except per share amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019(1)
Calculation of FFO Attributable to Stockholders and Convertible Noncontrolling Interests
Net income (loss)	$13,430	$(29,727)	$18,216	$(77,687)
Adjustments:
Depreciation and amortization of real estate assets	54,579	57,331	164,288	174,501
Impairment of real estate assets	—	35,710	—	74,626
Gain on disposal of property, net	(10,734)	(5,048)	(8,616)	(10,903)
Adjustments related to unconsolidated joint ventures	166	(1,814)	1,760	292
FFO attributable to the Company	57,441	56,452	175,648	160,829
Adjustments attributable to noncontrolling interests not convertible into common stock	—	(43)	—	(274)
FFO attributable to stockholders and convertible noncontrolling interests	$57,441	$56,409	$175,648	$160,555
Calculation of Core FFO
FFO attributable to stockholders and convertible noncontrolling interests	$57,441	$56,409	$175,648	$160,555
Adjustments:
Depreciation and amortization of corporate assets	1,516	1,146	4,404	4,519
Change in fair value of earn-out liability	—	—	(10,000)	(7,500)
Amortization of unconsolidated joint venture basis differences	546	1,181	1,267	1,878
Other impairment charges	—	—	—	9,661
Transaction and acquisition expenses	152	120	211	396
Other	—	157	73	157
Core FFO	$59,655	$59,013	$171,603	$169,666

FFO Attributable to Stockholders and Convertible Noncontrolling Interests per share and Core FFO per share
Weighted-average common shares outstanding - diluted(2)	333,563	326,983	333,480	326,429
FFO attributable to stockholders and convertible noncontrolling interests per share - diluted	$0.17	$0.17	$0.53	$0.49
Core FFO per share - diluted	$0.18	$0.18	$0.51	$0.52
(1)Certain prior period amounts have been reclassified to conform with current year presentation.
(2)Restricted stock units were dilutive to FFO Attributable to Stockholders and Convertible Noncontrolling Interests per share and Core FFO per share for the three and nine months ended September 30, 2020 and 2019, and, accordingly, their impact was included in the weighted-average common shares used in their respective per share calculations. For the three and nine months ended September 30, 2019, restricted stock units had an anti-dilutive effect upon the calculation of earnings per share and thus were excluded.

Exhibit 99.1
The following table presents our calculation of EBITDAre and Adjusted EBITDAre (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,		Year Ended
	2020	2019	2020	2019	2019
Calculation of EBITDAre
Net income (loss)	$13,430	$(29,727)	$18,216	$(77,687)	$(72,826)
Adjustments:
Depreciation and amortization	56,095	58,477	168,692	179,020	236,870
Interest expense, net	20,388	25,309	65,317	76,151	103,174
Gain on disposal of property, net	(10,734)	(5,048)	(8,616)	(10,903)	(28,170)
Impairment of real estate assets	—	35,710	—	74,626	87,393
Federal, state, and local tax expense	173	176	382	517	785
Adjustments related to unconsolidated joint ventures	594	(1,131)	3,162	2,398	2,571
EBITDAre	$79,946	$83,766	$247,153	$244,122	$329,797
Calculation of Adjusted EBITDAre
EBITDAre	$79,946	$83,766	$247,153	$244,122	$329,797
Adjustments:
Change in fair value of earn-out liability	—	—	(10,000)	(7,500)	(7,500)
Other impairment charges	—	—	—	9,661	9,661
Transaction and acquisition expenses	152	120	211	396	598
Amortization of unconsolidated joint venture basis differences	546	1,181	1,267	1,878	2,854
Adjusted EBITDAre	$80,644	$85,067	$238,631	$248,557	$335,410

Exhibit 99.1
Financial Leverage Ratios
We believe our debt to Adjusted EBITDAre, debt to total enterprise value, and debt covenant compliance as of September 30, 2020 allow us access to future borrowings as needed in the near term. The following table presents our calculation of net debt and total enterprise value, inclusive of our prorated portion of net debt and cash and cash equivalents owned through our joint ventures, as of September 30, 2020 and December 31, 2019 (dollars in thousands):

	September 30, 2020	December 31, 2019
Net debt:
Total debt, excluding market adjustments and deferred financing expenses	$2,379,355	$2,421,520
Less: Cash and cash equivalents	105,270	18,376
Net debt	$2,274,085	$2,403,144

Enterprise value:
Net debt	$2,274,085	$2,403,144
Total equity value(1)	2,914,940	3,682,161
Total enterprise value	$5,189,025	$6,085,305
(1)Total equity value is calculated as the number of common shares and OP units outstanding multiplied by the EVPS as of September 30, 2020 and December 31, 2019, respectively. There were 333.1 million diluted shares outstanding with an EVPS of $8.75 as of September 30, 2020 and 331.7 million diluted shares outstanding with an EVPS of $11.10 as of December 31, 2019.
The following table presents our calculation of net debt to Adjusted EBITDAre and net debt to total enterprise value as of September 30, 2020 and December 31, 2019 (dollars in thousands):

	September 30, 2020		December 31, 2019
Net debt to Adjusted EBITDAre - annualized:
Net debt	$2,274,085		$2,403,144
Adjusted EBITDAre - annualized(1)	325,484		335,410
Net debt to Adjusted EBITDAre - annualized	7.0	x	7.2	x

Net debt to total enterprise value
Net debt	$2,274,085		$2,403,144
Total enterprise value	5,189,025		6,085,305
Net debt to total enterprise value	43.8%		39.5%
(1)Adjusted EBITDAre is annualized based on trailing twelve months.

About Phillips Edison & Company
Phillips Edison & Company, Inc. (“PECO”), an internally-managed REIT, is one of the nation’s largest owners and operators of grocery-anchored shopping centers. PECO’s diversified portfolio of well-occupied neighborhood shopping centers features a mix of national and regional retailers selling necessity-based goods and services in fundamentally strong markets throughout the United States. Through its vertically-integrated operating platform, the Company manages a portfolio of 309 properties, including 283 wholly-owned properties comprising approximately 31.7 million square feet across 31 states (as of September 30, 2020). PECO has generated strong operating results over its 29+ year history and has partnered with leading institutional commercial real estate investors, including TPG Real Estate and The Northwestern Mutual Life Insurance Company. The Company remains exclusively focused on creating great grocery-anchored shopping experiences and improving the communities it serves one center at a time. For more information, please visit www.phillipsedison.com.
Forward-Looking Statements
Certain statements contained in this press release for the Company other than historical facts may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995 (collectively with the Securities Act and the Exchange Act, the “Acts”). We intend for all such forward-looking statements to be covered by the applicable safe harbor provisions for forward-looking statements contained in the Acts. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “can,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” “possible,” “initiatives,” “focus,” “seek,” “objective,” “goal,” “strategy,” “plan,” “potential,” “potentially,” “preparing,” “projected,” “future,” “long-term,” “once,” “should,” “could,” “would,”

Exhibit 99.1
“might,” “uncertainty,” or other similar words. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date this report is filed with the U.S. Securities and Exchange Commission (“SEC”). Such statements include, but are not limited to, (a) statements about our focus, plans, strategies, initiatives, and prospects; (b) statements about the COVID-19 pandemic, including its duration and potential or expected impact on our tenants, our business, and our estimated value per share; (c) statements about our intentions regarding the Tender Offer, our distributions, share repurchase program, and dividend reinvestment program; and (d) statements about our future results of operations, capital expenditures, and liquidity. Such statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those projected or anticipated, including, without limitation: (i) changes in national, regional, or local economic climates; (ii) local market conditions, including an oversupply of space in, or a reduction in demand for, properties similar to those in our portfolio; (iii) vacancies, changes in market rental rates, and the need to periodically repair, renovate, and re-let space; (iv) changes in interest rates and the availability of permanent mortgage financing; (v) competition from other available properties and the attractiveness of properties in our portfolio to our tenants; (vi) the financial stability of tenants, including the ability of tenants to pay rent; (vii) changes in tax, real estate, environmental, and zoning laws; (viii) the concentration of our portfolio in a limited number of industries, geographies, or investments; (ix) the effects of the COVID-19 pandemic, including on the demand for consumer goods and services and levels of consumer confidence in the safety of visiting shopping centers as a result of the COVID-19 pandemic; (x) the measures taken by federal, state, and local government agencies and tenants in response to the COVID-19 pandemic, including mandatory business shutdowns, stay-at-home orders and social distancing guidelines; (xi) the impact of the COVID-19 pandemic on our tenants and their ability to pay rent on time or at all, or to renew their leases and, in the case of non-renewal, our ability to re-lease the space at the same or more favorable terms or at all; (xii) the length and severity of the COVID-19 pandemic in the United States; (xiii) the pace of recovery following the COVID-19 pandemic given the current severe economic contraction and increase in unemployment rates; (xiv) our ability to implement cost containment strategies; (xv) our and our tenants’ ability to obtain loans under government programs; (xvi) our ability to pay down, refinance, restructure, or extend our indebtedness as it becomes due; (xvii) to the extent we were seeking to dispose of properties in the near term, significantly greater uncertainty regarding our ability to do so at attractive prices; (xviii) the impact of the COVID-19 pandemic on our business, results of operations, financial condition, and liquidity; and (xix) supply chain disruptions due to the COVID-19 pandemic. Additional important factors that could cause actual results to differ are described in the filings made from time to time by the Company with the SEC and include the risk factors and other risks and uncertainties described in our 2019 Annual Report on Form 10-K, filed with the SEC on March 12, 2020 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 filed on November 9, 2020, in each case as updated from time to time in our periodic and/or current reports filed with the SEC, which are accessible on the SEC’s website at www.sec.gov.
Except as required by law, we do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.
Important Information
This press release is for informational purposes only and is neither an offer to buy nor the solicitation of an offer to sell any securities of the Company. The Tender Offer will be made only pursuant to an offer to purchase, letter of transmittal, and related materials that the Company intends to distribute to its stockholders and OP Unit holders and file with the SEC. The full details of the expected Tender Offer, including complete instructions on how to tender shares, will be included in the offer to purchase, the letter of transmittal, and other related materials, which the Company will file with the SEC upon commencement of the expected tender offer. If the Tender Offer is commenced as expected, stockholders and OP Unit holders are urged to carefully read the offer to purchase, the letter of transmittal, and other related materials when they become available, as they will contain important information, including the terms and conditions of the Tender Offer. If the Tender Offer is commenced as expected, stockholders will be able to obtain free copies of the offer to purchase, the letter of transmittal, and other related materials that the Company files with the SEC on the Company's website at www.phillipsedison.com/investors and the SEC’s website at www.sec.gov or by calling Georgeson LLC, at 866-296-5716.

Investors:
Phillips Edison & Company, Inc.
Michael Koehler, Vice President of Investor Relations
(513) 338-2743
InvestorRelations@phillipsedison.com
Source: Phillips Edison & Company, Inc.
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